PRESS RELEASE OF PAYCHEX, INC. DATED APRIL 2, 2024

Paychex, Inc. Reports Third Quarter Results:

Sustained Growth in Revenue and Earnings

Rochester, N.Y. - (April 02, 2024) - Paychex, Inc. (the "Company," "Paychex," "we," "our," or "us") today announced the following results for the fiscal quarter ended February 29, 2024 (the "third quarter"), as compared to the corresponding prior-year period:

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
In millions, except per share amounts	2024	2023	Change(2)	2024	2023	Change(2)
Total revenue	$1,439.3	$1,381.0	4%	$3,983.2	$3,777.5	5%
Operating income	$649.8	$611.9	6%	$1,692.3	$1,579.8	7%
Diluted earnings per share	$1.38	$1.29	7%	$3.62	$3.33	9%
Adjusted diluted earnings per share(1)	$1.38	$1.29	7%	$3.60	$3.31	9%

(1) Adjusted diluted earnings per share is not a United States ("U.S.") generally accepted accounting principle ("GAAP") measure. Please refer to the "Non-GAAP Financial Measures" section on page 3 of this press release for a discussion of non-GAAP measures.

(2) Percentage changes are calculated based on unrounded numbers.

President and Chief Executive Officer, John Gibson said, "Total revenue growth in the third fiscal quarter reflected a lower contribution from our Employee Retention Tax Credit ("ERTC") Service as compared with the prior year period. Excluding this impact, total revenue growth accelerated in the third quarter. We also delivered 7% growth in diluted earnings per share and continued operating margin expansion in the quarter due to ongoing expense discipline during a period of moderating small business employment and wage growth. Small- and medium-sized businesses are dealing with a tight job market for qualified workers, reduced access to affordable growth capital, and inflationary pressures."

Mr. Gibson also noted, "We remain committed to helping our clients succeed by providing them with the innovative technology solutions and HR expertise they need to navigate a complex and dynamic environment. We are continuing to prioritize investments in data, analytics, and artificial intelligence (AI) to streamline our internal processes and offer greater value and actionable insights to our clients, as evidenced by our recent creation of a new role of senior vice president of data, analytics, and AI. We're proud to announce the successful implementation of several additional innovative AI models that significantly improve results for Paychex and our clients. These span a wide range and include machine learning and large language models that are bolstering our client retention and upsell efforts, while also optimizing pricing strategies."

Third Quarter Business Highlights

Total revenue increased to $1.4 billion for the third quarter, growth of 4% over the prior year period. Highlights as compared with the corresponding prior year period are as follows:

Management Solutions revenue increased 2% to $1.0 billion for the third quarter primarily impacted by the following factors:

•
Growth in the number of clients served across our suite of human capital management ("HCM") solutions;
•
Higher product penetration, including HR Solutions and Retirement; and

•
A decline in revenue from ancillary services, primarily due to the winding down of our ERTC Service, which impacted growth by approximately 300 basis points.

Professional Employer Organization ("PEO") and Insurance Solutions revenue increased 8% to $345.5 million for the third quarter primarily due to the following:

•
Growth in the number of average PEO worksite employees; and
•
Increase in PEO insurance revenues.

Interest on funds held for clients increased 25% to $43.9 million for the third quarter primarily due to higher average interest rates.

Total expenses increased 3% to $789.5 million for the third quarter primarily due to the following:

•
Higher compensation costs driven by increases in average headcount and wage rates; and
•
Increase in PEO direct insurance costs related to growth in average worksite employees and PEO insurance revenues.

Operating income grew 6% to $649.8 million for the third quarter. Operating margin (operating income as a percentage of total revenue) expanded by approximately 80 basis points to 45.1% for the third quarter compared to 44.3% for the prior year period.

Other income, net increased $3.9 million to $9.4 million for the third quarter primarily as a result of higher average interest rates earned on our corporate investments.

Diluted earnings per share and adjusted diluted earnings per share(1) increased 7% to $1.38 per share for the third quarter.

(1) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the "Non-GAAP Financial Measures" section on page 3 of this press release for a discussion of non-GAAP measures.

Fiscal Year-To-Date Business Highlights

Highlights for the nine months ended February 29, 2024 (the "nine months") as compared with the corresponding prior year period are as follows:

•
Total revenue increased 5% to $4.0 billion.
•
Operating income increased 7% to $1.7 billion.
•
Diluted earnings per share increased 9% to $3.62 per share. Adjusted diluted earnings per share(1) increased 9% to $3.60 per share.

(1) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the "Non-GAAP Financial Measures" section on page 3 of this press release for a discussion of non-GAAP measures.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong during the first nine months of the fiscal year. As of February 29, 2024, we had:

•
Cash, restricted cash, and total corporate investments of $1.8 billion.
•
Short-term and long-term borrowings, net of debt issuance costs, of $817.3 million.
•
Cash flow from operations was $1.7 billion for the nine months.

Return to Stockholders During the Nine Months

•
Paid cumulative dividends of $2.67 per share totaling $962.5 million.
•
Repurchased 1.5 million shares of our common stock for $169.2 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
$ in millions	2024	2023	Change	2024	2023	Change
Net income	$498.6	$467.4	7%	$1,310.5	$1,206.9	9%
Non-GAAP adjustments:
Excess tax benefits related to employee stock-based compensation payments(1)	(0.3)	(0.7)		(5.5)	(8.9)
Adjusted net income	$498.3	$466.7	7%	$1,305.0	$1,198.0	9%

Diluted earnings per share(2)	$1.38	$1.29	7%	$3.62	$3.33	9%
Non-GAAP adjustments:
Excess tax benefits related to employee stock-based compensation payments(1)	—	—		(0.02)	(0.02)
Adjusted diluted earnings per share	$1.38	$1.29	7%	$3.60	$3.31	9%

Net income	$498.6	$467.4	7%	$1,310.5	$1,206.9	9%
Non-GAAP adjustments:
Interest income, net	(9.4)	(5.8)		(33.3)	(3.0)
Income taxes	160.6	150.0		415.7	377.7
Depreciation and amortization expense	44.8	44.2		130.9	132.5
Total non-GAAP adjustments	196.0	188.4		513.3	507.2
EBITDA	$694.6	$655.8	6%	$1,823.8	$1,714.1	6%

(1) Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(2) The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income, adjusted diluted earnings per share, and earnings before interest, taxes, depreciation, and amortization ("EBITDA"), which are non-GAAP measures. We believe these additional measures are indicators of our core business operations’ performance period over period. Adjusted net income, adjusted diluted earnings per share, and EBITDA are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission ("SEC"). As such, they should not be considered a substitute for the U.S. GAAP measures of net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our business outlook for the fiscal year ending May 31, 2024 ("fiscal 2024") incorporates current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. With consideration of these impacts, we have updated our business outlook as follows:

•
Management Solutions revenue is now anticipated to grow in the range of 3.5% to 4.0%.
•
Total revenue is now anticipated to grow in the range of 5% to 6%.
•
Other income, net is now anticipated to be in the range of $40 million to $45 million.
•
Other aspects of our guidance for fiscal 2024 remain unchanged from what we provided previously.

Environmental, Social, and Governance ("ESG")

As part of what it means to be Paychex, we are focusing our ESG efforts on actions we can take to create positive impact. To learn more about our latest initiatives, please visit https://www.paychex.com/corporate/corporate-responsibility. The information available on our website is not a part of, and is not incorporated into, this press release.

Quarterly Report on Form 10-Q ("Form 10-Q")

We anticipate filing our Form 10-Q for the third quarter within the next day, and it will be available at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for April 02, 2024, at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

Contacts

Investor Relations:	Media Inquiries:
Jason Harbes, Director, Investor Relations	Tracy Volkmann
Phil Nicosia, Manager, Investor Relations	Manager, Public Relations
(800) 828-4411	(585) 387-6705
investors@paychex.com	tvolkmann@paychex.com

About Paychex

Paychex, Inc. (Nasdaq: PAYX) is an industry-leading HCM company delivering a full suite of technology and advisory services in human resources, employee benefit solutions, insurance, and payroll. The company serves approximately 740,000 customers in the U.S. and Europe and pays one out of every 12 American private sector employees. The more than 16,000 people at Paychex are committed to helping businesses succeed and building thriving communities where they work and live. To learn more, visit www.paychex.com.

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "expect," "outlook," "will," guidance," "projections," "anticipate," "believe," "could," "may," "possible," "potential" and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;
•
software defects, undetected errors, and development delays for our solutions;
•
the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks, and data loss and business interruptions;
•
the possibility of failure of our business continuity plan during a catastrophic event;
•
the failure of third-party service providers to perform their functions;
•
the possibility that we may be exposed to additional risks related to our co-employment relationship with our PEO business;
•
changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•
risks related to acquisitions and the integration of the businesses we acquire;
•
our clients’ failure to reimburse us for payments made by us on their behalf;
•
the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•
our failure to comply with covenants in our debt agreements;
•
changes in governmental regulations, laws, and policies;
•
our ability to comply with U.S. and foreign laws and regulations;
•
our compliance with data privacy laws and regulations;
•
our failure to protect our intellectual property rights;
•
potential outcomes related to pending or future litigation matters;
•
the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•
volatility in the political and economic environment, including inflation and interest rate changes;
•
changes in the availability and retention of qualified people; and
•
the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
	2024	2023	Change(2)	2024	2023	Change(2)
Revenue:
Management Solutions	$1,049.9	$1,024.5	2%	$2,936.1	$2,825.3	4%
PEO and Insurance Solutions	345.5	321.2	8%	939.0	877.3	7%
Total service revenue	1,395.4	1,345.7	4%	3,875.1	3,702.6	5%
Interest on funds held for clients(1)	43.9	35.3	25%	108.1	74.9	44%
Total revenue	1,439.3	1,381.0	4%	3,983.2	3,777.5	5%
Expenses:
Cost of service revenue	379.8	372.9	2%	1,104.1	1,083.2	2%
Selling, general and administrative expenses	409.7	396.2	3%	1,186.8	1,114.5	6%
Total expenses	789.5	769.1	3%	2,290.9	2,197.7	4%
Operating income	649.8	611.9	6%	1,692.3	1,579.8	7%
Other income, net(1)	9.4	5.5	n/m	33.9	4.8	n/m
Income before income taxes	659.2	617.4	7%	1,726.2	1,584.6	9%
Income taxes	160.6	150.0	7%	415.7	377.7	10%
Net income	$498.6	$467.4	7%	$1,310.5	$1,206.9	9%

Basic earnings per share	$1.39	$1.30	7%	$3.64	$3.35	9%
Diluted earnings per share	$1.38	$1.29	7%	$3.62	$3.33	9%
Weighted-average common shares outstanding	359.9	360.5		360.4	360.3
Weighted-average common shares outstanding, assuming dilution	361.7	362.3		362.2	362.3

(1) Further information on interest on funds held for clients and other income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These filings are accessible at https://investor.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	February 29,	May 31,
	2024	2023
ASSETS
Cash and cash equivalents	$1,693.6	$1,222.0
Restricted cash	41.0	49.8
Corporate investments	36.6	373.4
Interest receivable	22.8	24.4
Accounts receivable, net of allowance for credit losses	1,088.6	873.3
PEO unbilled receivables, net of advance collections	590.7	528.5
Prepaid income taxes	21.0	48.1
Prepaid expenses and other current assets	312.6	289.8
Current assets before funds held for clients	3,806.9	3,409.3
Funds held for clients	6,079.5	4,118.8
Total current assets	9,886.4	7,528.1
Long-term corporate investments	1.6	3.8
Property and equipment, net of accumulated depreciation	419.1	396.3
Operating lease right-of-use assets, net of accumulated amortization	58.9	61.5
Intangible assets, net of accumulated amortization	204.9	187.4
Goodwill	1,882.3	1,834.0
Long-term deferred costs	476.1	470.1
Other long-term assets	94.6	65.2
Total assets	$13,023.9	$10,546.4

LIABILITIES
Accounts payable	$94.0	$84.7
Accrued corporate compensation and related items	173.1	209.9
Accrued worksite employee compensation and related items	903.8	763.9
Short-term borrowings	18.8	10.2
Deferred revenue	51.7	47.3
Other current liabilities	518.0	395.4
Current liabilities before client fund obligations	1,759.4	1,511.4
Client fund obligations	6,241.4	4,294.0
Total current liabilities	8,000.8	5,805.4
Accrued income taxes	99.3	83.0
Deferred income taxes	94.8	112.1
Long-term borrowings, net of debt issuance costs	798.5	798.2
Operating lease liabilities	51.5	57.3
Other long-term liabilities	231.9	197.2
Total liabilities	9,276.8	7,053.2

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.0 shares as of February 29, 2024 and 360.5 shares as of May 31, 2023	3.6	3.6
Additional paid-in capital	1,702.5	1,626.4
Retained earnings	2,186.2	2,023.1
Accumulated other comprehensive loss	(145.2)	(159.9)
Total stockholders’ equity	3,747.1	3,493.2
Total liabilities and stockholders’ equity	$13,023.9	$10,546.4

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 29,	February 28,
	2024	2023 (1)
OPERATING ACTIVITIES
Net income	$1,310.5	$1,206.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130.9	132.5
Amortization of premiums and discounts on available-for-sale ("AFS") securities, net	(4.7)	15.9
Amortization of deferred contract costs	173.4	163.0
Stock-based compensation costs	45.1	46.0
Benefit from deferred income taxes	(20.9)	(25.6)
Provision for credit losses	14.9	13.1
Net realized losses/(gains) on sales of AFS securities	0.0	(0.1)
Changes in operating assets and liabilities:
Interest receivable	1.6	(5.1)
Accounts receivable and PEO unbilled receivables, net	(3.5)	(141.5)
Prepaid expenses and other current assets	9.2	(12.1)
Accounts payable and other current liabilities	184.2	78.6
Deferred costs	(184.3)	(195.6)
Net change in other long-term assets and liabilities	21.6	17.3
Net change in operating lease right-of-use assets and liabilities	(2.0)	(4.5)
Net cash provided by operating activities	1,676.0	1,288.8
INVESTING ACTIVITIES
Purchases of AFS securities	(6,007.4)	(12,592.4)
Proceeds from sales and maturities of AFS securities	6,345.6	13,051.0
Net (purchases of)/collections on short-term accounts receivable	(101.8)	1.3
Purchases of property and equipment	(120.1)	(97.0)
Proceeds from sales of property and equipment	0.0	16.7
Acquisition of businesses, net of cash acquired	(208.3)	(4.3)
Purchases of other assets, net	(25.8)	(11.6)
Net cash (used in)/provided by investing activities	(117.8)	363.7
FINANCING ACTIVITIES
Net change in client fund obligations	1,947.4	648.6
Net change in short-term borrowings	9.0	2.0
Dividends paid	(962.5)	(854.1)
Repurchases of common shares	(169.2)	—
Contingent consideration paid for acquisitions	—	(2.8)
Activity related to equity-based plans	15.1	(12.2)
Net cash provided by/(used in) financing activities	839.8	(218.5)
Net change in cash, restricted cash, and equivalents	2,398.0	1,434.0
Cash, restricted cash, and equivalents, beginning of period	2,134.9	928.4
Cash, restricted cash, and equivalents, end of period	$4,532.9	$2,362.4

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$1,693.6	$1,316.9
Restricted cash	41.0	56.6
Restricted cash and restricted cash equivalents included in funds held for clients	2,798.3	988.9
Total cash, restricted cash, and equivalents	$4,532.9	$2,362.4

(1) The consolidated statement of cash flows for the nine months ended February 28, 2023 includes a revision to previously reported amounts related to the presentation of the cash flows associated with the short-term receivables purchased from the Company’s clients under non-recourse arrangements. The revision decreased net cash provided by operating activities and increased net cash provided by investing activities by $1.3 million each.